EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-76584, No. 333-69614, No. 333-52081, No. 333-72037 and No. 333-48384) of Aradigm Corporation and in the related Prospectus’ and the Registration Statements on Form S-8 (No. 333-85244, No. 333-63116, No. 333-15947, No. 333-62039 and No. 333-92169) of our report dated February 4, 2004, with respect to the financial statements of Aradigm Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Palo Alto, California
March 17, 2004